Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the Incorporation by reference in this Registration Statement on Form S-1 of Motient Corporation and Subsidiaries of our report dated July 2, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in such Registration Statement. We also consent to the reference to us as "Experts" and in the "Summary Consolidated Financial Data" in such registration statement. However, it should be noted that Freidman LLP has not prepared or certified such "Summary Consolidated Financial Data."

/s/ FREIDMAN LLP
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Freidman LLP

Livingston, New Jersey
July 2, 2004